As filed with the Securities and Exchange Commission on October 16, 2013

Registration Nos. 333-105116; 333-188442; 333-150715; 333-119637

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S–8 REGISTRATION STATEMENT NO. 333-105116

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-188442

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-150715

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S–8 REGISTRATION STATEMENT NO. 333-119637

UNDER

THE SECURITIES ACT OF 1933

KAYDON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3186040
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

Suite 300, 2723 South State Street, Ann Arbor, Michigan 48104

(Address of Principal Executive Offices)(Zip Code)

Kaydon Corporation Director Deferred Compensation Plan

Kaydon Corporation 2013 Non-Employee Directors Equity Plan

Kaydon Corporation 1999 Long Term Stock Incentive Plan

Kaydon Corporation Employee Stock Ownership and Thrift Plan

(Full titles of the plans)

Debra K. Crane

Vice President, General Counsel and Secretary

Kaydon Corporation

Suite 300, 2723 South State Street

Ann Arbor, Michigan 48104

(734) 747-7025

(Name, address, and telephone number of agent for service)

Copies to:

Kristin Ifft Wells, Esq.

James J. Barnes, Esq.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222-2716

(412) 288-3131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Kaydon Corporation, a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.10 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under (i) the Kaydon Corporation Director Deferred Compensation Plan, (ii) the Kaydon Corporation 2013 Non-Employee Directors Equity Plan, (iii) the Kaydon Corporation 1999 Long Term Stock Incentive Plan and (iv) the Kaydon Corporation Employee Stock Ownership and Thrift Plan:

•	Registration Statement No. 333-105116 filed on May 9, 2003, as amended on July 26, 2013

•	Registration Statement No. 333-188442 filed on May 8, 2013

•	Registration Statement No. 333-150715 filed on May 7, 2008

•	Registration Statement No. 333-110637 filed on October 8, 2004, as amended on April 5, 2006

On September 5, 2013, the Company entered into an Agreement and Plan of Merger with Atlas Management, Inc., (“Parent”), and Dublin Acquisition Sub Inc. (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Parent. The Merger became effective at 8:02 a.m., New York City Time, on October 16, 2013, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on the 16th day of October, 2013.

Kaydon Corporation

By:	/s/ Poul Jeppesen
Poul Jeppesen Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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